UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 3, 2005

CANDELA CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-14742	04-2477008
(Commission File Number)	(I.R.S. Employer Identification Number)

530 Boston Post Road, Wayland, Massachusetts	01778
(Address of Principal Executive Offices)	(Zip Code)

(508) 358-7400
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                                          Other Events.

Company Accelerates Vesting of Underwater Options

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement No. 123R, “Share-Based Payment” (“FAS 123R”). FAS 123R is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation” (“FAS 123”). The Company is required to adopt the provisions of FAS 123R as of the beginning of its first fiscal quarter of 2006, beginning July 3, 2005.

Currently and until the adoption of FAS 123R, the Company follows the provisions of FAS 123 which allows companies to follow the intrinsic value method set forth in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. Candela has elected to continue to apply APB 25 in accounting for its stock option incentive plans. Under APB 25 the acceleration of the vesting period for underwater options results in no earnings charge.

On May 2, 2005, Candela Corporation’s Board of Directors approved accelerating the vesting of approximately 535,000 unvested, “out-of-the-money” stock options awarded to employees, officers and non-employee directors under its stock option plans. The accelerated options have exercise prices ranging from $9.50 to $12.33 and a weighted average exercise price of $11.52. The acceleration was unconditional to the employees, officers and non-employee directors and was applied to all outstanding, unvested options priced above the closing price of Candela’s common stock on Monday, May 2, 2005.

The primary purpose of the accelerated vesting is to enable the Company to avoid recognizing future compensation expense associated with the accelerated stock options upon the planned adoption of FAS 123R, by Candela in fiscal 2006. The Company expects the acceleration to reduce the stock option expense it otherwise would be required to record beginning in its 2006 fiscal year by approximately $1.9 million on a pre-tax basis. The Company’s Board of Directors believes, based on its consideration of this potential expense savings and the current intrinsic and perceived value of the accelerated stock options that the acceleration is in the best interests of the Company and its shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANDELA CORPORATION

	By:	/s/ F. Paul Broyer
F. Paul Broyer
Senior Vice President, Finance & Administration, and Chief Financial Officer (principal financial and accounting officer)

Date: May 4, 2005